EXHIBIT 5
[Baker & Hostetler LLP Letterhead]
May 9, 2007
Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122
Ladies and Gentlemen:
     We have acted as counsel for Developers Diversified Realty Corporation, an Ohio corporation (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of $600,000,000 aggregate principal amount of the Company’s 3.00% Convertible Senior Notes due 2012 (the “Securities”) issued under the provisions of an indenture dated as of May 1, 1994 (the “Original Indenture”), the supplemental indenture dated as of May 10, 1995 (the “First Supplemental Indenture”), the supplemental indenture dated as of July 18, 2003 (the “Second Supplemental Indenture”), the supplemental indenture dated as of January 23, 2004 (the “Third Supplemental Indenture”), the supplemental indenture dated as of April 22, 2004 (the “Fourth Supplemental Indenture”), the supplemental indenture dated as of April 28, 2005 (the “Fifth Supplemental Indenture”), the supplement indenture dated as of October 7, 2005 (the “Sixth Supplemental Indenture”), the supplemental indenture dated as of August 28, 2006 (the “Seventh Supplemental Indenture”), and the supplemental indenture dated as of March 13, 2007 (the “Eighth Supplemental Indenture”), as may be further amended or supplemented from time to time (the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture and the Eighth Supplemental Indenture collectively, the “Indenture”), as may be further amended or supplemented from time to time, between the Company and US Bank Trust National Association, as trustee, and the 9,628,980 common shares, no par value per share, of the Company (the “Shares”), which may be issued under certain circumstances upon conversion of the Securities.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     We have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Indenture; (iii) the Securities; and (iv) such other documents as we considered appropriate for purposes of the amendments thereto (including post-effective amendments), will have become effective and the Securities were issued and sold in compliance with applicable federal and state securities laws.

     For the purposes of expressing the opinion hereinafter set forth, we have assumed (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion; and (v) the due authorization, execution, and delivery of and the validity and binding effect of all documents.
     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (1) the Securities constitute binding obligations of the Company, subject to any applicable bankruptcy, insolvency (including without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws relating to or affecting creditors’ rights and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or law) and (2) when certificates (in the form of the specimen certificates examined by us) representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar for the Shares, and have been delivered against surrender of the converted Securities in accordance with the Indenture, the Shares so issued will be legally issued, fully paid and nonassessable.
     It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
     We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
     This opinion is expressed as of the date hereof. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based currently upon existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. We do not find it necessary for the purpose of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Exchange Notes.
     This opinion is limited to matters of federal and Ohio law, and we express no opinion herein as to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-3 relating to the Securities and the reference to us under the caption “Legal Opinions” in the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very Truly Yours,
/s/ Baker & Hostetler LLP